Exhibit 7.1
M&K CPAs, PLLC
13831 Northwest Freeway, Suite 575
Houston, TX 77040

November 10, 2009

Division of Corporation Finance
Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

Gentlemen:

We have read Item 4.02 of the Form 8-K/A of SignPath Pharma Inc. to be filed with the Securities and Exchange Commission on November 9, 2009 and are in agreement with the statements contained therein.

Sincerely,

/s/ M&K CPAS, PLLC